Exhibit 99

News From

January 7, 2004
For Immediate Release

HEALTHSOUTH TO PROVIDE BUSINESS UPDATE ON JANUARY 20, 2004

Birmingham, Alabama – HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced that it will hold a meeting for creditors and stockholders in New York City on Tuesday, January 20, 2004, at 3:30 pm Eastern Time, to review its business plan and to provide an update on the status of its current operations.

The meeting will be held in the 3rd floor auditorium of the J.P. Morgan Chase World Headquarters located at 270 Park Avenue, New York, New York. Individuals attending the meeting in person should allow ample time for security. Photo identification will be required.

Individuals will also be able to access the meeting via teleconference or a live Internet broadcast. To access the meeting by phone, please dial 888-324-6998. International callers should dial 210-234-8087. A digital recording will be available, beginning two hours after the completion of the meeting, from January 20, 2004 to January 27, 2004. To access the recording, please dial 888-566-0102 and enter the pass code 4562. International callers should dial 402-998-1686.

The Internet broadcast will be available at www.healthsouth.com by clicking on an available link. The webcast will be archived for replay purposes for one week after the live broadcast on the same Website.

A copy of the slide presentation that HealthSouth plans to use during the meeting will be filed with the U.S. Securities and Exchange Commission and will also be posted on the Company’s website at www.healthsouth.com.

About HEALTHSOUTH

HealthSouth is the nation’s largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, with nearly 1,700 locations nationwide and abroad. HealthSouth can be found on the Web at www.healthsouth.com.

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For more information contact Andy Brimmer at 205-410-2777.